Exhibit 99.1

MarketAxess Reports First Quarter 2026 Financial Results

12% Increase in Total Revenue to Record $233 Million Driven by 20% Growth in Revenue Outside U.S. Credit Products

Strong Results Reflect Heightened Demand for Our Differentiated Liquidity by Our Global Client Network

35% Increase in Block Trading ADV With Record U.S. High-Grade, U.S. High-Yield, EM and Eurobonds Block ADV

51% Increase in Portfolio Trading ADV to Record $1.9 Billion with Record U.S. Credit and EM ADV

EPS of $2.20; $2.25 Excluding Notable Items1

NEW YORK | May 7, 2026 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the first quarter ended March 31, 2026.

1Q26 select financial and operational highlights*

•
Record total revenues of $233.4 million increased 12%, and included an increase of approximately $3.4 million from the impact of foreign currency fluctuations.

— 12% growth in total commission revenue to record $203 million driven by record total credit (+9%) and record total rates (+29%) commission revenue.

— 10% growth in services revenue[2] to record $30 million.

— 20% growth in revenue outside U.S. credit, including 21% growth in combined emerging markets (record) and eurobonds (record) variable transaction revenue, reflecting the strong contribution from our international products.

•
Strong progress with our new initiatives across our three strategic channels:

— Client-Initiated Channel - 35% increase in block trading average daily volume (“ADV”) to a record $6.6 billion, including record U.S. credit (+27%), record emerging markets (+47%) and record eurobonds (+45%).

— Portfolio Trading Channel - 51% increase in total portfolio trading ADV to a record $1.9 billion with record U.S. high-grade (+36%), record U.S. high-yield (+78%) and record emerging markets (+69%) portfolio trading ADV.

— Dealer-Initiated Channel - 3% increase in dealer-initiated ADV to a record $1.9 billion, including 168% increase in Mid-X ADV to record levels.

•
Total expenses of $132.5 million increased 10%, and included an increase of approximately $2.2 million from the impact of foreign currency fluctuations. Total expenses, excluding notable items,[1] of $130.3 million increased 8%.
•
Operating margin of 43.2%, representing an increase of approximately 80 basis points; Operating margin, excluding notable items,[1] of 44.2%, representing an increase of approximately 180 basis points.
•
Diluted earnings-per-share (“EPS”) of $2.20 on net income of $78.1 million, compared to $0.40 and $15.1 million in the prior year, respectively; EPS of $2.25 on net income of $79.7 million, each excluding notable items,[1] increased 20% and 14%, respectively.
•
Completed $300 million accelerated stock repurchase ("ASR") agreement, which was the main driver of an approximately 6% reduction in share count compared to the prior year, enhancing EPS growth.

*All comparisons versus 1Q25

Chris Concannon, CEO of MarketAxess, commented:

“We delivered record levels of trading volume, commission revenue and services revenue, driven by increased volatility and heightened demand for our differentiated liquidity from our global client network. Our strong results were broad-based and included 20% growth in revenue outside of U.S. credit, including record levels of commission revenue in emerging markets and eurobonds. Our new initiatives are also continuing to gain traction across our three strategic channels with record levels of ADV across block trading, portfolio trading and dealer-initiated activity.

Our MarketAxess advantage continued to strengthen in the first quarter by expanding our global network, deepening our differentiated liquidity and widening the competitive moat of our proprietary data and analytics. Our accelerating use of AI will help us deliver new trading and unique data solutions to our clients."

Table 1: 1Q26 select financial results

	Quarter			% Change
$ in millions, except per share data (unaudited)	1Q 2026	4Q 2025	1Q 2025	QoQ		YoY
Selected GAAP-basis financial results
Revenues	$233	$209	$209	11%		12%
Expenses	132	133	120	(1)		10
Operating margin	43.2%	36.3%	42.4%	+690	bps	+80	bps
Net Income	78	92	15	(15)		418
Diluted EPS	2.20	2.51	0.40	(12)		450
Net Income Margin	33.5%	44.1%	7.2%	NM		NM
Selected GAAP-basis financial results ex-notable items (non-GAAP)[1]
Revenues	233	209	209	11		12
Expenses	130	132	120	(2)		8
Operating margin	44.2%	36.8%	42.4%	+740	bps	+180	bps
Net Income	80	62	70	29		14
Diluted EPS	2.25	1.68	1.87	34		20
Other Non-GAAP financial measures
EBITDA[3]	122	95	107	28		13
EBITDA Margin[3]	52.1%	45.3%	51.5%	+680	bps	+60	bps

NM - not meaningful

1Q26 overview of results

Table 1A: Notable items1

	Quarter
	1Q 2026	4Q 2025	1Q 2025
$ in millions, except per share data (unaudited)
Repositioning charges	$1.5	$1.1	$—
Other notable items	0.7	—	—
Notable items (pre-tax)	2.2	1.1	—
Income tax impact from notable items	(0.5)	(0.3)	—
Reserve for uncertain tax positions related to prior periods	—	(31.3)	54.9
Total notable items	$1.7	$(30.5)	$54.9
EPS impact	$0.05	$(0.83)	$1.47

Notable items1

•
Notable items in 1Q26 include repositioning charges of $1.5 million, which consisted of severance costs related to changes in management structure, and $0.7 million of other legal expenses.

Revenue

•
Record total revenues of $233.4 million increased 12% compared to the prior year and included RFQ-hub revenues of approximately $4.7 million and a $3.4 million increase from the impact of foreign currency fluctuations.

Commission revenue

Table 1B: 1Q26 variable transaction fees per million (FPM)

	Quarter			% Change
	1Q 2026	4Q 2025	1Q 2025	QoQ	YoY
AVG. VARIABLE TRANS. FEE PER MILLION (FPM)
Total Credit	$132	$138	$139	(4)%	(5)%
Total Rates	4.68	4.79	4.20	(2)	11

Credit

•
Record total credit commission revenue of $183.8 million (including $33.4 million in fixed-distribution fees) increased $14.6 million, or 9%, compared to $169.1 million (including $33.3 million in fixed-distribution fees) in the prior year, and was up 11% from 4Q25 levels. A 17% increase in total credit ADV compared to the prior year, driven by growth in market volumes, was partially offset by a 5% decrease in total credit variable transaction fee per million (“FPM”). The 9% increase in total credit commission revenue was driven by a 21% increase in emerging markets and eurobonds commission revenue, reflecting continued product and geographic diversification. The decline in 1Q26 total credit FPM year-over-year was driven by protocol and product mix, partially offset by the higher duration of bonds traded in U.S. high-grade. The quarter-over-quarter decline was due principally to product mix.

Rates

•
Record total rates commission revenue of $9.0 million increased $2.0 million, or 29%, compared to the prior year, and increased 33% from 4Q25 levels. The increase compared to the prior year was driven by a 16% increase in total rates ADV and an 11% increase in FPM.

Other

•
Record total other commission revenue of $10.7 million increased $5.5 million, or 104%, compared to the prior year, driven by the inclusion of approximately $4.3 million from RFQ-hub, majority control of which was acquired in 2Q25.

Services revenue

•
Record services revenue2 of $29.9 million increased $2.7 million, or 10%, compared to the prior year.

Information services

—
Information services revenue of $14.4 million increased $1.5 million, or 12%, compared to the prior year. The increase was principally driven by net new contract revenue and an increase of $0.5 million from the impact of foreign currency fluctuations.

Post-trade services

—
Post-trade services revenue of $11.6 million increased $0.5 million, or 5%, compared to the prior year principally due to an increase of $1.0 million from the impact of foreign currency fluctuations.

Technology services

—
Total technology services revenue of $3.9 million increased $0.6 million, or 19%, compared to the prior year. The increase was driven by connectivity fees from RFQ-hub, majority control of which was acquired in 2Q25.

Expenses

•
Total expenses of $132.5 million increased 10% from the prior year, including approximately $3.4 million of RFQ-hub expenses and an increase of $2.2 million from the impact of foreign currency fluctuations. Total expenses, excluding notable items,1 of $130.3 million increased 8% from the prior year.

Non-operating

•
Other income (expense): Other income was $3.0 million, down from $7.8 million in the prior year. The decrease was driven by lower interest income due to a decrease in interest rates and higher interest expense due to borrowings on the Company’s credit facility that were used, along with cash on hand, to fund the ASR, partially offset by receipt of a tax credit.
•
Tax rate: The effective tax rate was 24.8%, compared to 84.3% in the prior year. The effective tax rate excluding notable items1 in the prior year was 27.2%.

Capital

•
The Company had $537.4 million in cash, cash equivalents, corporate bond investments and U.S. Treasury investments as of March 31, 2026, down from $678.9 million as of December 31, 2025. The Company had $157.0 million in borrowings outstanding under the Company’s credit facility as of March 31, 2026, as compared to $220.0 million in borrowings outstanding as of December 31, 2025. As of April 30, 2026, the Company had $137.0 million in borrowings outstanding under the Company’s credit facility.
•
Final settlement of the previously disclosed $300.0 million ASR occurred on February 4, 2026, with the delivery of 359,782 additional shares. As of April 30, 2026, $205.0 million remained under the Board of Directors’ share repurchase authorizations.
•
The Board declared a quarterly cash dividend of $0.78 per share, payable on June 3, 2026 to stockholders of record as of the close of business on May 20, 2026.

Other

•
Employee headcount was 859 as of March 31, 2026, down from 869 as of December 31, 2025 and 870 as of March 31, 2025.

1 See Table 1A in this release for a listing of notable items. Results excluding notable items are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Table 6 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

2 Services revenue is defined as combined information, post-trade and technology services revenue.

3 EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Table 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. From time to time, we present selected GAAP-basis financial results, excluding notable items. Notable items are revenues, expenses, other income (expense) and tax related items that are non-recurring and outside of the Company’s normal course of business or other notables, such as acquisition and restructuring charges or gains/losses on sales (collectively, “notable items”). We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. Please refer to Tables 6, 7 & 8 for a reconciliation of: (i) selected GAAP-basis financial results, each excluding notable items, to their most directly comparable GAAP measure; (ii) GAAP net income to EBITDA and GAAP net income margin to EBITDA margin; and (iii) GAAP net cash provided by/(used in) operating activities to free cash flow, in each case, the most directly comparable GAAP measure.

Webcast and conference call information

Chris Concannon, Chief Executive Officer and Ilene Fiszel Bieler, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Thursday, May 7, 2026 at 10:00 a.m. ET. To access the conference call, please dial +1-800-715-9871 (U.S.) or +1-646-307-1963 (International) and use the ID 1832176. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company's website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes and the Financial Industry Regulatory Authority (“FINRA”) Trade Reporting and Compliance Engine (“TRACE”) reported volumes are available on the Company’s website at investor.marketaxess.com/volume.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for the Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; our dependence on third-party suppliers for key products and services; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effects of climate change or other sustainability risks that could affect our operations or reputation; the effect of rapid market or technological changes on us and the users of our technology; issues related to the development and use of artificial intelligence; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our use of open-source software; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our tax filing positions; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income and other markets. Approximately 2,100 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS
Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations

	Three Months Ended
	March 31,
In thousands, except per share data (unaudited)	2026	2025	% Change
Revenues
Commissions	$203,471	$181,343	12%
Information services	14,445	12,904	12
Post-trade services	11,607	11,088	5
Technology services	3,857	3,241	19
Total revenues	233,380	208,576	12

Expenses
Employee compensation and benefits	70,195	61,916	13
Depreciation and amortization	19,210	18,236	5
Technology and communications	20,360	18,048	13
Professional and consulting fees	6,376	6,410	(1)
Occupancy	3,819	3,622	5
Marketing and advertising	2,334	2,061	13
Clearing costs	4,426	4,185	6
General and administrative	5,739	5,716	—
Total expenses	132,459	120,194	10
Operating income	100,921	88,382	14
Other income (expense)
Interest income	4,308	7,169	(40)
Interest expense	(2,888)	(213)	NM
Equity in earnings of unconsolidated affiliate	—	289	(100)
Other, net	1,544	527	193
Total other income (expense)	2,964	7,772	(62)
Income before income taxes	103,885	96,154	8
Provision for income taxes	25,778	81,089	(68)
Net income	$78,107	$15,065	418
Less: income attributable to noncontrolling interest	(225)	—	NM
Net income available for common stockholders	$77,882	$15,065	417
Per Share Data:
Net income per common share
Basic	$2.21	$0.40
Diluted	$2.20	$0.40
Cash dividends declared per common share	$0.78	$0.76
Weighted-average common shares:
Basic	35,301	37,388
Diluted	35,386	37,456

NM - not meaningful

Table 3: Commission Revenue Detail

Table 3: Commission Revenue Detail
In thousands, except fee per million data	Three Months Ended March 31,
(unaudited)	2026	2025	% Change
Variable transaction fees
Credit	$150,347	$135,840	11%
Rates	8,922	6,919	29
Other	10,697	5,232	104
Total variable transaction fees	169,966	147,991	15
Fixed distribution fees
Credit	33,403	33,265	—
Rates	102	87	17
Total fixed distribution fees	33,505	33,352	—
Total commission revenue	$203,471	$181,343	12
Average variable transaction fee per million
Credit	$132	$139	(5)%
Rates	4.68	4.20	11

Table 4: Trading Volume Detail*

	Three Months Ended March 31,
In millions (unaudited)	2026		2025		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$511,492	$8,385	$461,308	$7,562	11%	11%
High-yield	100,409	1,646	89,997	1,475	12	12
Emerging markets	311,925	5,114	240,285	3,939	30	30
Eurobonds	178,162	2,828	147,917	2,348	20	20
Other credit	40,186	659	36,482	598	10	10
Total credit trading	1,142,174	18,632	975,989	15,922	17	17
Rates
U.S. government bonds	1,800,150	29,511	1,582,081	25,936	14	14
Agency and other government bonds	104,376	1,659	65,825	1,047	59	58
Total rates trading	1,904,526	31,170	1,647,906	26,983	16	16
Total trading	$3,046,700	$49,802	$2,623,895	$42,905	16	16
Number of U.S. Trading Days[1]		61		61
Number of U.K. Trading Days[2]		63		63

1 The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

2 The number of U.K. trading days is based on the U.K. Bank holiday schedule.

* Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company's reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	March 31, 2026	December 31, 2025

Assets
Cash and cash equivalents	$377,302	$519,734
Cash segregated under federal regulations	49,053	48,722
Investments, at fair value	170,808	170,677
Accounts receivable, net	128,171	100,989
Receivables from broker-dealers, clearing organizations and customers, including $75,072 pledged as collateral as of March 31, 2026	977,049	489,211
Goodwill	283,667	283,667
Intangible assets, net of accumulated amortization	105,281	110,629
Furniture, equipment, leasehold improvements and capitalized software, net	111,642	112,431
Operating lease right-of-use assets	50,986	51,854
Prepaid expenses and other assets	47,577	46,972
Total assets	$2,301,536	$1,934,886

Liabilities and stockholders' equity
Liabilities
Accrued employee compensation	$34,738	$73,879
Payables to broker-dealers, clearing organizations and customers	696,302	325,959
Borrowings	228,250	220,000
Income and other tax liabilities	35,503	49,267
Accounts payable, accrued expenses and other liabilities	39,115	42,584
Operating lease liabilities	63,711	64,938
Total liabilities	1,097,619	776,627

Redeemable noncontrolling interest	13,520	12,592

Stockholders' equity
Common stock	124	123
Additional paid-in capital	365,428	305,923
Treasury stock	(752,333)	(694,764)
Retained earnings	1,588,852	1,538,746
Accumulated other comprehensive income/(loss)	(11,674)	(4,361)
Total stockholders' equity	1,190,397	1,145,667
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$2,301,536	$1,934,886

Table 6: Reconciliation of Notable Items

	Quarter
$ in thousands, except per share data (unaudited)	1Q 2026	4Q 2025	1Q 2025

Total Expenses, GAAP-basis	$132,459	$133,396	$120,194
Exclude: Notable items
Repositioning charges[1]	(1,484)	(1,084)	—
Other notable items[2]	(656)	—	—
Total Expenses, excluding notable items	$130,319	$132,312	$120,194

Net income, GAAP-basis	$78,107	$92,394	$15,065
Exclude: Notable items
Repositioning charges[1]	1,484	1,084	—
Other notable items[2]	656	—	—
Income tax impact from notable items	(531)	(254)	—
Reserve for uncertain tax positions related to prior periods	—	(31,308)	54,939
Net income, excluding notable items	$79,716	$61,916	$70,004

Operating margin, GAAP-basis	43.2%	36.3%	42.4%
Notable items as reconciled above	1.0	0.5	—
Operating margin, excluding notable items	44.2%	36.8%	42.4%

Diluted EPS, GAAP-basis	$2.20	$2.51	$0.40
Notable items as reconciled above	0.05	(0.83)	1.47
Diluted EPS, excluding notable items	$2.25	$1.68	$1.87

Effective tax rate, GAAP-basis	24.8%	-15.8%	84.3%
Notable items as reconciled above	—	39.2	(57.1)
Effective tax rate, excluding notable items	24.8%	23.4%	27.2%

1 Repositioning charges consist of severance included in employee compensation and benefits

2 Consists of legal expenses included in professional and consulting

Table 7: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Quarter
In thousands (unaudited)	1Q 2026	4Q 2025	1Q 2025

Net income	$78,107	$92,394	$15,065
Add back:
Interest income	(4,308)	(5,448)	(7,169)
Interest expense	2,888	964	213
Provision for income taxes	25,778	(12,608)	81,089
Depreciation and amortization	19,210	19,606	18,236
EBITDA	$121,675	$94,908	$107,434

Net income margin[1]	33.5%	44.1%	7.2%
Add back:
Interest income	(1.8)	(2.6)	(3.4)
Interest expense	1.2	0.5	0.1
Provision for income taxes	11.0	(6.1)	38.9
Depreciation and amortization	8.2	9.4	8.7
EBITDA margin[2]	52.1%	45.3%	51.5%

1 Net income margin is derived by dividing net income by total revenues for the applicable period.

2 EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.

Table 8: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Quarter
In thousands (unaudited)	1Q 2026	4Q 2025	1Q 2025

Net cash (used in)/provided by operating activities	$(75,329)	$158,632	$29,629
Exclude: Net change in trading investments	—	(404)	—
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	108,529	(67,825)	34,399
Less: Purchases of furniture, equipment and leasehold improvements	(259)	(3,572)	(1,930)
Less: Capitalization of software development costs	(17,089)	(11,775)	(15,031)
Free cash flow	$15,852	$75,056	$47,067